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                                                                   Exhibit 5.1

Board of Directors Union Texas Petroleum Holdings, Inc. Page Two


                                  [LETTERHEAD]


March 15, 1994


Board of Directors
Union Texas Petroleum Holdings, Inc.
1330 Post Oak Boulevard
Houston, Texas   77056

Gentlemen:

              In my capacity as General Counsel, Vice President-Administration and Secretary of Union Texas Petroleum Holdings, Inc. (the "Company"), I have acted as counsel in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to registration under the Securities Act of 1933, as amended, of the offering and sale of up to $200,000,000 principal amount of the Company's Senior Notes due 2004 (the "Notes") as guaranteed (the "Guarantees") by certain subsidiaries of the Company (the "Guarantors").

              As the basis for the opinion hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

              Based on the foregoing and on such legal considerations as I deem relevant, I am of the opinion that the Notes and the Guarantees have been duly and validly authorized by all necessary corporate action by the Company and the Guarantors, and assuming due execution and delivery of the Indenture and the qualification

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Board of Directors Union Texas Petroleum Holdings, Inc. Page Two


thereof under the Trust Indenture Act of 1939, as amended, the due execution and authentication of the Notes as specified in the Indenture and delivery of the Notes and the Guarantees against payment therefor, the Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

              I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Registration Statement.

                                                         Very truly yours,



                                                         Newton W. Wilson, III